FOR IMMEDIATE RELEASE	CONTACT:
Thursday, August 2, 2012	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2012 Results

West Des Moines, Iowa, August 2, 2012 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2012	2011
Net income attributable to FBL	$20,291	$36,239
Net income from continuing operations	20,277	24,224
Operating income	19,917	23,406
Earnings per common share (assuming dilution):
Net income	0.73	1.16
Net income from continuing operations	0.73	0.78
Operating income	0.72	0.75

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the second quarter of 2012 of $20.3 million, or $0.73 per diluted common share compared to $36.2 million, or $1.16 per diluted common share, for the second quarter of 2011. Net income from continuing operations for the second quarter of 2012 was $20.3 million, or $0.73 per diluted common share compared to $24.2 million, or $0.78 per diluted common share, for the second quarter of 2011.

Operating Income(1). Operating income totaled $19.9 million, or $0.72 per common share, for the second quarter of 2012, compared to $23.4 million, or $0.75 per common share, for the second quarter of 2011. Second quarter 2011 operating income included the one-time benefit of $0.15 per share from refinements to actuarial estimates. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased to report a solid quarter with net income of $0.73 per share and operating income of $0.72 per share. We've been addressing the challenges of the low interest rate environment from several aspects, including emphasizing life insurance sales while deliberately reducing annuity sales. Our exclusive Farm Bureau agency force is receptive to the changes this environment brings, as they have a wide portfolio of products with which to meet the needs of their customers. In addition, our balanced life and annuity product mix and in force business provides earnings stability in these challenging times," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "The valuation of FBL Financial Group stock continues to be compelling, so we repurchased 0.9 million shares of FBL stock during the quarter, making additional progress in deploying excess capital. Year to date we have repurchased thirteen percent of total common shares outstanding as of the beginning of the year."

Product Revenues. Premiums and product charges for the second quarter of 2012 totaled $70.1 million compared to $68.2 million in the second quarter of 2011. Traditional life insurance premiums increased four percent while interest sensitive product charges were flat during the quarter.

Premiums collected(2) in the second quarter of 2012 totaled $171.7 million compared to $185.4 million in the second quarter of 2011. Life insurance premiums collected increased three percent, while annuity premiums collected declined seventeen percent, reflecting the suspension of certain annuity products due to the low interest rate environment.

Investment Income. Net investment income in the second quarter of 2012 totaled $89.4 million compared to $88.1 million in the second quarter of 2011. The increase is primarily due to an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 5.85 percent for the six months ended June 30, 2012, compared to 6.05 percent for the six months ended June 30, 2011. At June 30, 2012, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Net Realized Gains/Losses on Investments. In the second quarter of 2012, FBL Financial Group recognized net realized gains on investments of $0.7 million. The net realized gain on investments of $0.7 million is attributable to gains on sales of $4.4 million and impairments of $3.7 million.

Benefits and Expenses. Benefits and expenses totaled $136.1 million in the second quarter of 2012, an increase from $125.7 million in the second quarter of 2011, primarily reflecting an increase in underwriting, acquisition and insurance expenses and an increase in traditional life insurance benefits. In the second quarter of 2011, refinements were made to actuarial estimates which decreased benefits and expenses by $7.4 million.

Capital and Book Value Increase. As of June 30, 2012, the book value per share of FBL Financial Group common stock totaled $43.20, an increase from $39.13 at December 31, 2011. This reflects continued improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income(3), increased to $34.49 at June 30, 2012 from $33.33 at December 31, 2011. The June 30, 2012 company action level risk based capital ratio of Farm Bureau Life Insurance Company increased during the quarter to approximately 494 percent.

Stock Repurchases. During the quarter, FBL repurchased 905,542 shares for a cost of $23.7 million, including expenses, via open market repurchases. Year to date, FBL has repurchased 4.1 million shares for a cost of $136.5 million, via open market repurchases, a modified dutch auction and a private repurchase. The year to date repurchases represent thirteen percent of the total common shares outstanding as of December 31, 2011. FBL has approximately $49.9 million availability remaining under its stock repurchase program.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 3, 2012, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Interest sensitive product charges	$24,190	$24,046	$49,422	$48,175
Traditional life insurance premiums	45,908	44,139	89,031	85,526
Net investment income	89,423	88,066	176,311	171,851
Net realized capital gains on sales of investments	4,411	2,071	5,290	4,331

Total other-than-temporary impairment losses	(3,679)	(7,192)	(14,980)	(12,919)
Non-credit portion in other comprehensive income	—	5,111	9,779	8,686
Net impairment loss recognized in earnings	(3,679)	(2,081)	(5,201)	(4,233)

Other income	5,729	3,980	10,734	8,979
Total revenues	165,982	160,221	325,587	314,629

Benefits and expenses:
Interest sensitive product benefits	49,328	48,220	98,410	94,841
Traditional life insurance benefits	40,341	37,717	79,452	74,315
Policyholder dividends	3,370	4,356	7,614	8,656
Underwriting, acquisition and insurance expenses	34,374	27,252	67,101	60,503
Interest expense	1,983	2,153	3,965	4,541
Loss on debt redemption	—	—	33	—
Other expenses	6,683	6,001	12,473	10,882
Total benefits and expenses	136,079	125,699	269,048	253,738
	29,903	34,522	56,539	60,891
Income taxes	(10,256)	(10,355)	(19,014)	(18,673)
Equity income, net of related income taxes	630	57	2,251	788
Net income from continuing operations	20,277	24,224	39,776	43,006
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	—	—	(2,252)	—
Income (loss) from discontinued operations, net of tax	(84)	11,997	(764)	18,264
Total income (loss) from discontinued operations	(84)	11,997	(3,016)	18,264
Net income	20,193	36,221	36,760	61,270
Net loss attributable to noncontrolling interest	98	18	118	20
Net income attributable to FBL Financial Group, Inc.	$20,291	$36,239	$36,878	$61,290

Earnings per common share - assuming dilution	$0.73	$1.16	$1.25	$1.96

Weighted average common shares	27,437,027	30,732,936	28,982,937	30,673,184
Effect of dilutive securities	267,446	473,995	372,929	492,221
Weighted average common shares - diluted	27,704,473	31,206,931	29,355,866	31,165,405

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the impact of discontinued operations and loss on debt redemption. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$20,291	$36,239	$36,878	$61,290
Adjustments:
Loss on debt redemption (a)	—	—	22	—
Net impact of discontinued operations (a)	84	(11,997)	3,016	(18,264)
Net realized gains/losses on investments (a)	(222)	(111)	27	132
Change in net unrealized gains/losses on derivatives (a)	(236)	(725)	(110)	(928)
Operating income	$19,917	$23,406	$39,833	$42,230

Operating income per common share - assuming dilution	$0.72	$0.75	$1.36	$1.35

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2012	December 31, 2011
Book value per share	$43.20	$39.13
Less: Per share impact of accumulated other comprehensive income	8.71	5.80
Book value per share, excluding accumulated other comprehensive income	$34.49	$33.33

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $233.1 million at June 30, 2012 and $177.8 million at December 31, 2011. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2012	December 31, 2011
Assets
Investments	$6,840,282	$6,397,195
Cash and cash equivalents	168,688	296,339
Deferred acquisition costs	226,180	260,256
Other assets	339,314	340,048
Restricted debt defeasance trust assets	—	211,627
Assets held in separate accounts	617,538	603,903
Total assets	$8,192,002	$8,109,368

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,419,531	$5,146,852
Other policy funds, claims and benefits	619,110	611,724
Debt	146,973	321,226
Other liabilities	230,061	223,234
Liabilities related to separate accounts	617,538	603,903
Total liabilities	7,033,213	6,906,939

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	118,060	129,684
Class B common stock	7,522	7,522
Accumulated other comprehensive income	233,110	177,845
Retained earnings	797,100	884,263
Total FBL Financial Group, Inc. stockholders' equity	1,158,792	1,202,314
Noncontrolling interest	(3)	115
Total stockholders' equity	1,158,789	1,202,429
Total liabilities and stockholders' equity	$8,192,002	$8,109,368

Common shares outstanding	26,752,871	30,650,634